Exhibit 99.1

                               PRESS RELEASE

                Seaboard Corporation (AMEX:  SEB) Announces
            Repurchase of Equity Interest in Seaboard Foods LP


                                                          December 29, 2006
                                                            Merriam, Kansas


As previously disclosed, a portion of the purchase price for Seaboard Corporation's July 2005 acquisition of Daily's consisted of a 4.74% equity interest in Seaboard Foods LP (previously Seaboard Farms, Inc.). The former owners of Daily's also received an option to put their 4.74% equity interest back to Seaboard after two years for the greater of $40 million or a formula-determined value as of the put date.

On December 27, 2006, Seaboard entered into a Purchase Agreement with the former owners of Daily's for Seaboard's repurchase of the 4.74% equity interest in Seaboard Foods effective January 1, 2007. Under this Purchase Agreement, on January 2, 2007 Seaboard will pay $30 million of the purchase price for the 4.74% equity interest to the former owners of Daily's. Seaboard will pay the balance of the purchase price in August, 2007, currently estimated based on the formula to be an additional $10-$40 million depending on operating results and certain net cash flows through June 30, 2007. The total purchase price for the 4.74% equity interest is equal to:

   - the greater of $40 million or the same formula-determined value of the original put option, determined as of June 30, 2007; less

   - the amount of interest which accrues on the initial $30 million portion of the purchase from January 2, 2007 through the date on which the balance of the purchase price is paid.

Seaboard Corporation is a diversified international agribusiness and transportation company, primarily engaged in domestic pork production and processing and cargo shipping. Overseas, Seaboard is primarily engaged in commodity merchandising, flour and feed milling, produce farming, sugar production and electric power generation.